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EXHIBIT 99.2

ADAPTEC APPROVES SPIN-OFF OF ROXIO; SETS RECORD DATE FOR
DISTRIBUTION OF ROXIO STOCK TO STOCKHOLDERS

    MILPITAS, Calif., April 12, 2001—Adaptec, Inc. (Nasdaq: ADPT), the global leader in data storage access solutions, today announced that its Board of Directors has approved the spin-off of its digital media subsidiary, Roxio, Inc., and has declared a special stock dividend to Adaptec stockholders to distribute outstanding shares of Roxio that Adaptec owns. The special stock dividend is expected to be payable on May 11, 2001 to Adaptec stockholders of record on April 30, 2001, and will mark the completion of Roxio's spinoff from Adaptec. The trading of the common stock of Roxio on the Nasdaq National Market is expected to begin on May 14, 2001 under the ticker symbol "ROXI". The declaration and payment of the dividend is contingent upon Roxio's registration statement on Form 10 being declared effective by the Securities and Exchange Commission and compliance with applicable federal and state securities laws.

    Roxio is a leading provider of digital media software solutions enabling individuals to create, manage and move audio, video, photos and data onto recordable compact discs. Roxio's CD burning software, Easy CD Creator for Windows and Toast for the Macintosh, is the best selling CD burning software in the world. As an independent company, Adaptec believes that Roxio, under the leadership of a dedicated senior management team, will be better able to focus on its core business of developing software to enable the consumer to create and enjoy digital content. The new independent company will also enhance its ability to pursue strategic opportunities including the expansion of its product offerings for music, video, photo and data.

    Adaptec holders of record will receive a pro-rata distribution of Roxio common stock based on the number of Adaptec and Roxio shares outstanding on April 30, the record date, and a cash payment in lieu of any fractional shares. There were 98,565,191 shares of Adaptec common stock outstanding at December 31, 2000, and there will be 16,500,000 shares of Roxio common stock outstanding as of the record date.

    Adaptec expects to receive an opinion from its tax advisors that the dividend will be tax-free for federal income tax purposes to Adaptec and its stockholders, except for cash received by stockholders instead of fractional shares.

    The conversion ratio applicable to Adaptec's 4 3/4 percent Convertible Subordinated Notes due 2004 is expected to be adjusted in connection with the proposed distribution of Roxio shares to Adaptec stockholders. The conversion ratio adjustment will be determined according to a formula set forth in the Indenture governing the Notes, and will be based on the fair market value of the Roxio stock and the average sales price per share of Adaptec common stock over a period of trading days preceding the record date.

    Roxio, Inc. (www.roxio.com) provides software that empowers people to create, manage and move digital media. Roxio's suite of digital media products features the best selling CD burning software in the world, Easy CD Creator for Windows, and Toast for the Macintosh platform. Roxio also markets GoBack, premier system recovery software that enable PC users to "Go Back" in time to recover from system crashes. Roxio distributes its products globally through strategic partnerships with major PC and drive manufacturers, national retail chains and Internet partnerships. Roxio's products are also available at its website. Headquartered in Milpitas, California, Roxio also maintains offices in Colorado, Minnesota, Germany and Japan. Roxio currently employs approximately 250 people worldwide.

    Adaptec Inc. (Nasdaq: ADPT) provides broad-markets with intelligent, highly available storage access solutions that reliably move, manage and protect critical data and digital content. Adaptec's storage solutions are found in high-performance networks, servers, workstations and desktops from the world's leading manufacturers, and are sold through OEMs and distribution channels to ISPs, enterprises, medium and small businesses and consumers. Adaptec is an S&P 500 member. More information is available at www.adaptec.com.

Safe Harbor Statement

    This press release contains forward-looking statements which include those statements relating to the payment date of the dividend, the trading of Roxio's common stock on the Nasdaq National Market, the receipt by Adaptec of an opinion from its tax advisors, the adjustment to the conversion ratio applicable to Adaptec's Subordinated Convertible Notes due 2004 and the number of shares of Roxio common stock owned by Adaptec on the record date. There can be no assurance that any of these future events will materialize when expected or in some cases, at all. The declaration and payment date of the dividend is conditioned upon the declaration of the effectiveness of Roxio's registration statement on Form 10 filed with the Securities and Exchange Commission. Trading in Roxio's common stock will depend upon the existence of market makers and the development of a buyer's market for Roxio's common stock. The trading of Roxio's common stock on the Nasdaq National Market will depend on Nasdaq's acceptance of Roxio's listing application and Roxio meeting the Nasdaq National Market's listing criteria, which will not be known until after the payment date of the dividend. The receipt of an opinion by Adaptec from its tax advisors that the payment of the dividend will be tax-free for federal income tax purposes to Adaptec and its stockholders is dependent upon the tax advisors' receipt of certain representations from Adaptec, which Adaptec may not be able to make. The adjustment in the conversion ratio of Adaptec's Subordinated Convertible Notes due 2004 is dependent on the payment of the dividend by Adaptec. The number of shares of Roxio common stock that Adaptec will own on the record date is dependent upon the board of directors of Roxio approving a one for two reverse stock split and the making of necessary corporate filings with the State of Delaware.

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  EXHIBIT 99.2